Exhibit 10.6

Allied Nevada Gold Corp. Deferred Phantom Unit Plan June 17, 2009

ARTICLE ONE

DEFINITIONS AND INTERPRETATION

Section 1.01 Definitions: For the purposes of the Deferred Phantom Unit Plan, unless such word or term is otherwise defined herein or the context in which such word or term is used herein otherwise requires, the following words and terms with the initial letter or letters thereof capitalized shall have the following meanings:

(a)	“Beneficiary” means an individual who, on the date of a Participant’s death, is the person who has been designated in accordance with the Deferred Phantom Unit Plan and the laws applying to the Deferred Phantom Unit Plan to receive the value of the Deferred Phantom Units standing to the credit of the Participant on the date of death, or where no such individual has been validly designated by the Participant, or where the individual does not survive the Participant, the Participant’s legal representative;

(b)	“Board” means the board of directors of the Corporation;

(c)	“Committee” means the Board or if the Directors so determine in accordance with Section 2.03 of the Deferred Phantom Unit Plan, the committee of the Directors authorized to administer the Deferred Phantom Unit Plan which may include any compensation committee of the Board;

(d)	“Common Shares” means the common shares of the Corporation;

(e)	“Corporation” means Allied Nevada Gold Corp., a corporation incorporated under the General Corporation Law of the State of Delaware;

(f)	“Deferred Phantom Unit” means the right to receive a DPU Payment evidenced by way of book-keeping entry in the books of the Corporation and administrated pursuant to this Deferred Phantom Unit Plan, the value of which, on a particular date, shall be equal to the Market Value at that date;

(g)	“Deferred Phantom Unit Plan” means the deferred phantom unit plan described in Article Three hereof;

(h)	“Designated Affiliate” means an affiliate, as such term is defined in the Securities Act (Ontario) of the Corporation designated by the Committee for purposes of the Deferred Phantom Unit Plan from time to time;

(i)	“Director” means a member of the Board from time to time;

(j)	“DPU Grant Letter” has the meaning ascribed thereto in Section 3.03;

(k)	“DPU Issue Date” means the last day of each Quarter or such other date recommended by the Committee and confirmed by the Board from time to time;

(l)	“DPU Payment” means a cash payment by the Corporation to a Participant equal to the Market Value of a Common Share on the Separation Date;

(m)	“Eligible Director” means a person who is a Director or a member of the board of directors of any Designated Affiliate and who, at the relevant time, is not otherwise an employee or a consultant of the Corporation or of a Designated Affiliate, and such person shall continue to be an Eligible Director for so long as such person continues to be a member of such boards of directors and is not otherwise an employee or a consultant of the Corporation or of a Designated Affiliate;

(n)	“Market Value” means the closing price of the Common Shares on the NYSE Amex on the day immediately prior to the date as of which Market Value is determined. If the Common Shares are not trading on the NYSE Amex, then the Market Value shall be determined based on the trading price on the Toronto Stock Exchange or if the Common Shares are not listed on the Toronto Stock Exchange, on such stock exchange or over-the-counter market on which the Common Shares are listed and posted for trading as may be selected for such purpose by the Committee. In the event that the Common Shares are not listed and posted for trading on any stock exchange or over-the-counter market, the Market Value shall be the fair market value of such Common Shares as determined by the Committee in its sole discretion;

(o)	“NYSE Amex” means the NYSE Amex Equities;

(p)	“Participant” for the Deferred Phantom Unit Plan means each Eligible Director to whom Deferred Phantom Units are issued;

(q)	“Quarter” means: a fiscal quarter of the Corporation, which, until changed by the Corporation, shall be the three-month period ending March 31, June 30, September 30 or December 31 in any calendar year;

(r)	“Separation Date” in respect of a Participant means the date on which all of the following applicable conditions are satisfied: (1) the Participant is not a member of the Board or of a Designated Affiliate; (2) the Participant is not an officer or employee of the Company or any Designated Affiliate and (3) the Participant, if the Participant’s benefit under this Plan is subject to U.S. federal income tax but not subject to Canadian federal income tax, is not a consultant of the Company or any Designated Affiliate;

(s)	“U.S. Eligible Director” means an Eligible Director whose benefit under this Plan is subject to U.S. federal income tax; and

(t)	“year” means a calendar year unless otherwise specified.

Section 1.02 Headings: The headings of all articles, Sections, and paragraphs in the Deferred Phantom Unit Plan are inserted for convenience of reference only and shall not affect the construction or interpretation of this Deferred Phantom Unit Plan.

Section 1.03 Context, Construction: Whenever the singular or masculine are used in the Deferred Phantom Unit Plan, the same shall be construed as being the plural or feminine or neuter or vice versa where the context so requires.

Section 1.04 References to this Deferred Phantom Unit Plan: The words “hereto”, “herein”, “hereby”, “hereunder”, “hereof” and similar expressions mean or refer to this Deferred Phantom Unit Plan as a whole and not to any particular article, Section, paragraph or other part hereof.

Section 1.05 Funds: Unless otherwise specifically provided, all references to dollar amounts in this Deferred Phantom Unit Plan are references to lawful money of the United States of America.

ARTICLE TWO

PURPOSE AND ADMINISTRATION OF THE DEFERRED SHARE PLAN

Section 2.01 Purpose of the Deferred Phantom Unit Plan: The purpose of this Deferred Phantom Unit Plan is to strengthen the alignment of interests between the Eligible Directors and the shareholders of the Corporation by linking portion of annual director compensation to the future value of the Common Shares. In addition, the Deferred Phantom Unit Plan has been adopted for the purpose of advancing the interests of the Corporation through the motivation, attraction and retention of directors of the Corporation and the Designated Affiliates of the Corporation, it being generally recognized that deferred phantom unit plans aid in attracting, retaining and encouraging director commitment and performance due to the opportunity offered to them to receive compensation in line with the value of the Common Shares.

Section 2.02 Administration of the Deferred Phantom Unit Plan: The Deferred Phantom Unit Plan shall be administered by the Committee and the Committee shall have full discretionary authority to administer the Deferred Phantom Unit Plan including the authority to interpret and construe any provision of the Deferred Phantom Unit Plan and to adopt, amend and rescind such rules and regulations for administering the Deferred Phantom Unit Plan as the Committee may deem necessary in order to comply with the requirements of the Deferred Phantom Unit Plan. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and conclusive and shall be binding on the Participants and the Corporation. The appropriate officers of the Corporation are hereby authorized and empowered to do all things and execute and deliver all instruments, undertakings and applications and writings as they, in their absolute discretion, consider necessary for the implementation of the Deferred Phantom Unit Plan and of the rules and regulations established for administering the Deferred Phantom Unit Plan. All costs incurred in connection with the Deferred Phantom Unit Plan shall be for the account of the Corporation.

Section 2.03 Delegation to Committee: All of the powers exercisable hereunder by the Directors may, to the extent permitted by applicable law and as determined by resolution of the Directors, be exercised by the Committee.

Section 2.04 Record Keeping: The Corporation shall maintain a register in which shall be recorded:

(a)	the name and address of each Participant in the Deferred Phantom Unit Plan;

(b)	the number of Deferred Phantom Units granted to each Participant under the Deferred Phantom Unit Plan; and

(c)	the date on which Deferred Phantom Units were granted.

ARTICLE THREE

DEFERRED PHANTOM UNIT PLAN

Section 3.01 Deferred Phantom Unit Plan: A Deferred Phantom Unit Plan is hereby established for Eligible Directors.

Section 3.02 Issuance of Deferred Phantom Units: Subject to the terms of this Deferred Phantom Unit Plan, the Committee shall determine, which may be annually or otherwise, the number of Deferred Phantom Units to be issued to each Eligible Director on each DPU Issue Date. The Committee may also make additional determinations from time to time with respect to the number of Deferred Phantom Units to be issued to new Eligible Directors appointed from time to time. Provided an Eligible Director is still an Eligible Director at such time, on each DPU Issue Date, the number of Deferred Phantom Units so determined by the Committee shall be issued by the Corporation to such Eligible Director without any further action being required by the Committee or such Eligible Director.

Notwithstanding any of the foregoing, the Committee shall have the authority to make any special grant of Deferred Phantom Units to Eligible Directors at any time as the Committee will deem appropriate.

Section 3.03 Deferred Phantom Unit Letter: Each grant of Deferred Phantom Units under the Deferred Phantom Unit Plan shall be evidenced by a letter of the Corporation (“DPU Grant Letter”). Such Deferred Phantom Units shall be subject to all applicable terms and conditions of the Deferred Phantom Unit Plan and may be subject to any other terms and conditions which are not inconsistent with the Deferred Phantom Unit Plan and which the Committee deems appropriate for inclusion in a DPU Grant Letter. The provisions of the various DPU Grant Letters entered into under the Deferred Phantom Unit Plan need not be identical, and may vary from Quarter to Quarter and from Participant to Participant.

Section 3.04 Redemption: Each outstanding Deferred Phantom Unit held by a Participant who ceases to be an Eligible Director shall be redeemed by the Corporation on the relevant Separation Date for a DPU Payment, less applicable statutory source deductions, to be made to the Participant on such date as the Corporation determines not later than 60 days after the Separation Date without any further action on the part of the holder of the Deferred Phantom Unit in accordance with this Article Three. Notwithstanding the foregoing, if a U.S. Eligible Director is a “specified employee” as that term is defined under section 409A of the U.S. Internal Revenue Code (generally, one of the top 50 highest paid officers of the Corporation, a subsidiary or any affiliate thereof), the redemption event shall not occur until the first day of the seventh month following the Director’s Separation Date if necessary to comply with section 409A.

Section 3.05 Dividends: In the event that a dividend (other than stock dividend) is declared and paid by the Corporation on Common Shares, a Participant will be credited with additional Deferred Phantom Units. The number of such additional Deferred Phantom Units will be calculated by dividing the total amount of the dividends that would have been paid to the Participant if the Deferred Phantom Units in the Participant’s account on the dividend record date had been outstanding Common Shares (and the Participant held no other Common Shares), by the Market Value of a Common Share on the date on which the dividends were paid on the Common Shares.

Section 3.06 Term of the Deferred Phantom Unit Plan: The Deferred Phantom Unit Plan, as set forth herein, shall be deemed to become effective as of June 17, 2009. The Deferred Phantom Unit Plan shall remain in effect until it is terminated by the Board. Upon termination of the Plan, the Corporation shall redeem all remaining Deferred Phantom Units under Section 3.03 above, as at the applicable Separation Date for each of the remaining Participants.

ARTICLE FOUR

WITHHOLDING TAXES

Section 4.01 Withholding Taxes: The Corporation or any Designated Affiliate of the Corporation may take such steps as are considered necessary or appropriate for the withholding of any taxes or other amounts which the Corporation or any Designated Affiliate of the Corporation is required by any law or regulation of any governmental authority whatsoever to withhold.

ARTICLE FIVE

GENERAL

Section 5.01 Amendment of Deferred Phantom Unit Plan: The Committee may from time to time in the absolute discretion of the Committee amend, modify and change the provisions of the Deferred Phantom Unit Plan, provided that any amendment, modification or change to the provisions of the Deferred Phantom Unit Plan which would:

(a)	materially increase the benefits under the Deferred Phantom Unit Plan;

(b)	materially modify the requirements as to eligibility for participation in the Deferred Phantom Unit Plan; or

(c)	terminate the Deferred Phantom Unit Plan.

shall only be effective upon such amendment, modification or change being approved by the Board, and, if required, by the TSX and any other regulatory authorities having jurisdiction over the Corporation and provided any such amendment shall be effective only if the Deferred Phantom Unit Plan will continue to meet the requirements of paragraph 6801(d) of the regulations to the Income Tax Act (Canada) or any successor to such provision.

Section 5.02 Non-Assignable: Except as otherwise may be expressly provided for under this Deferred Phantom Unit Plan or pursuant to a will or by the laws of descent and distribution, no Deferred Phantom Unit and no other right or interest of a Participant is assignable or transferable, and any such assignment or transfer in violation of this Deferred Phantom Unit Plan shall be null and void.

Section 5.03 Rights as a Shareholder and Director: No holder of any Deferred Phantom Units shall have any rights as a shareholder of the Corporation at any time. Nothing in the Plan shall confer on any Eligible Director the right to continue as a Director of the Corporation or as a director of any Designated Affiliate or interfere with right to remove such director.

Section 5.04 Adjustment in Number of Payments Subject to the Deferred Phantom Unit Plan: In the event there is any change in the Common Shares, whether by reason of a stock dividend, stock split, reverse stock split, consolidation, subdivision, reclassification or otherwise, an appropriate proportionate adjustment shall be made by the Committee with respect to the number of Deferred Phantom Units then outstanding under the Deferred Phantom Unit Plan as the Committee, in its sole discretion, may determine to prevent dilution or enlargement of rights.

All such adjustments, as determined by the Committee, shall be conclusive, final and binding for all purposes of the Deferred Phantom Unit Plan.

Section 5.05 No Representation or Warranty: The Corporation makes no representation or warranty as to the future value of any rights under Deferred Phantom Units issued in accordance with the provisions of the Deferred Phantom Unit Plan. No amount will be paid to, or in respect of, an Eligible Director under this Deferred Phantom Unit Plan or pursuant to any other arrangement, and no additional Deferred Phantom Units will be granted to such Eligible Director to compensate for a downward fluctuation in the price of the Common Shares, nor will any other form of benefit be conferred upon, or in respect of, an Eligible Director for such purpose.

Section 5.06 Compliance with Applicable Law: If any provision of the Deferred Phantom Unit Plan or any Deferred Phantom Unit contravenes any law or any order, policy, by-law or regulation of any regulatory body having jurisdiction, then such provision shall be deemed to be amended to the extent necessary to bring such provision into compliance therewith.

Section 5.07 Interpretation: This Deferred Phantom Unit Plan shall be governed by and construed in accordance with the laws of the Province of Ontario.

Section 5.08 Unfunded Benefit: All DPU Payments to be made constitute unfunded obligations of the Corporation payable solely from its general assets and subject to the claims of its creditors. The Corporation has not established any trust or separate fund to provide for the payment of benefits hereunder.

Section 5.09 Beneficiary Designations: Subject to applicable law, a Participant may designate in writing a person who is a dependent or relation as a Beneficiary to receive any amount payable under the Deferred Phantom Unit Plan on the death of such Participant, and may change such designation from time to time. Such designation shall be in such form and executed and filed in such manner as the Committee may from time to time determine. If no Beneficiary is designated, the Participant’s legal representative will receive any amount payable under the Deferred Phantom Unit Plan.